Exhibit 10.38

Pinchas Reich	January 1, 2003

Dear Mr. Reich,
Re:     Your Employment at VERAZ Networks Ltd.
We are pleased to confirm by this Agreement and its Appendices the terms of your employment at VERAZ Networks Ltd. (private co. no. 513044537, hereinafter: “Veraz” / the “Company”) and wish you every success in your position.
A.	The Position
1.	You have been accepted to the position of Vice President of Sales, VERAZ LTD. (hereinafter: the “Position”) in a sales unit subordinate to the CEO of Veraz Networks Inc., or as a result of any change of control in the Company, as defined in section J of Appendix A (Change of Control), to another position with similar powers and responsibilities as the Company may decide and shall instruct, provided that the provisions of section J of Appendix A – Terms and Conditions of Employment, remain intact.

2.	Your employment with the Company is for an indefinite term commencing on January 1, 2003.

2.	Position of Personal Trust

3.	You acknowledge and agree without reservation that:

3.1	As there is no supervision over your hours of work and rest and your position is one of those positions requiring a special measure of personal trust, as defined in the Hours of Work and Rest Law, 5718 – 1951, the provisions of this Law shall not apply to you, and you shall not receive any remuneration for working overtime or extra hours.

3.2	The Position and work requirements require work according to flexible work hours, work beyond regular work hours or even on irregular work days.
C.	The Salary
4.	Your salary shall be at the rate of NIS 51,359 gross monthly (hereinafter: the “Salary”) and shall be updated according to the cost of living increment as shall be paid from time to time to employees in the marketplace. The above Salary includes the cost of living increment which was paid prior to the signing of this Agreement.

5.	Your Salary shall include a monthly payment, at the rate of 10% (ten percent) of the Salary owing to you for that month – as special consideration for your undertaking to limit competition against the Company as specified in Appendix A, attached hereto (hereinafter: the “Special Consideration”), provided that you are not in breach of your above mentioned undertaking.

6.	Your Salary will be paid to you on the first day of each month, and in any event by no later than by the ninth day of each month.

7.	Furthermore, you shall be entitled to be included within the scope of a senior executive benefits plan as agreed upon between you and the Company with the approval of the Company’s Board. The terms and goals of the plan shall be agreed upon by no later than the end of January.
D.	Annual Vacation, Sick Leave, Holiday Payments and Military Reserve Duty
8.	You are entitled to annual vacation eave of 21 working days for your first year’s work with the Company (hereinafter: the “Initial Vacation Quota”).

9.	After your first year’s work, for any additional year’s work with the Company one work day shall be added to the Initial Vacation Quota up to a maximum annual vacation ceiling of 21 (twenty one) working days annually.

10.	You shall be entitled to accumulate to your credit the unutilized balance of contractual vacation days – up to a ceiling of 600 work hours. The accumulated vacation hours above and beyond this ceiling shall be redeemed by the Company in your regular Salary. The redemption of your Salary shall be done without the payment of social or other benefits. You must actually utilize at least five consecutive working days as annual vacation leave.

11.	You shall be entitled to be absent from work with payment due to illness 1.5 days every month which may be accumulated up to a maximum ceiling of 90 days. Payment of sick leave shall be made subject to the providing of a duly issued sick note, except for two non consecutive sick days annually which you may utilize without said sick note. There is no redemption of sick days which have not been utilized.

12.	At the end of the work year, you shall be paid holiday pay according to 12 days a year. The tariff per day of holiday pay shall be according to law, in an amount acceptable at the Company and as shall be updated from time to time.

13.	You shall be entitled to receive a full salary from the Company for absence due to military reserve duty against provision of a certificate from the Israel Defense Force authorities regarding the duration of service. The National Insurance Institute payments which shall be received on account of your military reserve duty shall belong to the Company.
E.	Comprehensive Insurance and Provident Fund and/or Executive Insurance Plan

14.	Upon commencement of your employment you are given the option of choosing between insurance under a comprehensive insurance policy and a provident fund or insurance under an executive insurance plan and/or a combination of both of the above. The rates of provisions made by the Company and you from your Salary are as detailed below:

15.	Pension Fund: the Company shall make payments and deductions for you to the pension fund (the “Fund”) as specified below:

15.1	6% of your Salary on account of severance pay.

15.2	6% of your salary on account of pension.

15.3	Similarly, the Company shall pay 2.33% of your Salary and shall transfer such to “ ” Provident Fund on account of severance pay.

15.4	The Company shall deduct 5.5% from your Salary and shall transfer such to the Fund.

16.	Payments made by the Company as specified above shall be in lieu of full severance pay, if owed to you, pursuant to Section 14 of the Severance Pay Law, 5723 – 1963, and pursuant to the general certificate from the Minister of Labour and Welfare regarding employers’ payments to pension funds and insurance funds in lieu of severance pay, attached to this document as Appendix B.
And/Or
17.	Executive Insurance Plan: the Company shall make provisions and deductions for you to the executive insurance plan at Clal Bit Insurance Company (the “Policy”). The Policy shall be owned by the Company and shall be managed in your name, pursuant to the following provisions:

17.1	8.33% of your Salary on account of severance pay.

17.2	5% of your Salary on account of pension.

17.3	The Company shall deduct 5% of your Salary on account of a pension and shall forward such amounts to the Policy.

18.	The Company shall also make payments to secure monthly income in the event of loss of working capacity, at the rate required to guarantee 75% of your Salary, or payments at the rate of up to 2.5% of your Salary, according to the lower of the two.

19.	The provisions made by the Company on account of the Policy shall be in lieu of full severance pay, if you are owed any, pursuant to section 14 of the Severance Pay Law, 5723 – 1963 and pursuant to the general certificate from the Minister of Labour and Welfare regarding employer’s payments to pension funds and insurance funds in lieu of severance pay, attached to this document as Appendix B.

20.	For the removal of any doubt it is hereby clarified that the Company waives its right to a reimbursement of monies paid to the pension fund and/or provident fund and/or the Policy, unless your right to severance pay has been denied following a court judgement, where it has been denied, or if you withdraw funds from the Policy due to an occurrence which is not an “entitling event”. For this purpose, “entitling event” shall mean death, disability or retirement at the age of 60 years old or more.

21.	For the removal of any doubt it is emphasized that in any event the base salary for provisions and deductions to the Pension Fund and/or the Provident Fund and/or the Executive Insurance Plan shall each, separately and/or jointly, in any form and manner whatsoever, not exceed the amount of the Salary as defined above.
F.	Advanced Study Fund
22.	Upon commencement of your employment and subject to your presenting an appropriate certificate from the human resources office, you will become a member of the Kinneret Advanced Study Fund (hereinafter: the “Advanced Study Fund”). The Company shall make monthly provisions at the rate of 7.5% of your Salary and shall deduct 2.5% from your Salary and transfer these amounts to the Advanced Study Fund.

23.	The amounts to be accumulated in the Advanced Study Fund will be made available to you according to the regulations of the Advanced Study Fund and the tax regulations in force from time to time.

7.	Further Benefits

24.	Company Car: during the period of your employment at the Company a car shall be provided for your use of the model and manufacture year at the discretion of the Company and in accordance with its procedures (hereinafter: the “Car”). The Company shall bear reasonable fuel costs for the Car. The value of the use of the Car, according to the income tax regulations as shall be in force from time to time, shall be debited against you and taxes shall be deducted from your Salary as required by law. The provision of the Car for your use, as stated, covers and is in lieu of payment of travel expenses under the general expansion order valid in the Israeli economy.

25.	Mobile Phone: the Company shall provide you with a mobile phone of the model and network at the discretion of the Company (hereinafter: the “Mobile Phone”), and shall cover all Mobile Phone expenses. The Company shall deduct any tax and/or levy and/or other payment from your Salary which it is under a duty to deduct for the Mobile Phone under the provisions of any law.

26.	Annual Health Review – the employee shall be entitled to undergo an annual health examination at an institution to be determined by the Company.

27.	The Options Plan: the Company (or the parent company) shall act to adopt an options plan (or some other benefits plan), during the month of January 2003. The Company shall grant you options according to the policy of the Company (or the parent company) as shall be formulated from time to time vis-à-vis employees of your status. Every grant or benefit as stated is subject to the exclusive discretion and approval of the board of directors of the Company.
G.	Term and Termination of Employment
28.	As has been stated above, the Employment Agreement is for an undefined term. Each party shall be entitled to terminate the Agreement upon ninety (90) days prior written notice to the other party. Should the termination of the Agreement be in consequence of any Change of Control, as set forth in section J of Appendix A, the provisions of section J of Appendix A shall apply to the termination of the Agreement.

29.	During the notice period you must continue to carry out your work in a full and proper manner and hand over your Position to your designated replacement, as necessary and as required.

30.	The Company may waive all or part of your actual employment during the notice period, continually or alternately.

31.	The Company may immediately terminate the employment relationship between the parties prior to the end of the notice period, in whole or in part, provided that you are given compensation in the amount of your Salary (as defined above) for the period for which you have not been given prior notice under this Agreement and you may keep the Car and the Mobile Phone throughout the notice period. Furthermore, there shall be an acceleration of all the options which should have been vested in the course of the three months, had the Employee remained at the Company.

32.	Notwithstanding the above, the Company may dismiss you without prior notice, under those circumstances in which the Company is entitled to dismiss you without prior notice under the provisions of any law, including in each of the following cases:

32.1	The Company has reasonable suspicion that a criminal offence has been committed in connection with your employment at the Company and/or the commission of an offence involving moral turpitude.

32.2	A breach of your duty of loyalty to the Company and/or the commission of any act involving a conflict of interests.

32.3	A breach of your undertakings to keep confidentiality, non-competition, not to damage reputation or infringe intellectual property, as set forth in the

Appendix to this Agreement, which has not been remedied within 10 (ten) days of the date on which you were given written warning.

32.4	Causing malicious damage to Company property or causing damage to Company property as a result of a grossly negligent act. In such a case you also agree that the Company shall duly deduct amounts from your Salary to cover all or part of the expenses and costs of the damage.

33.	Upon termination of employment for any reason whatsoever, you must return to the Company any property, equipment, document or information in your possession and which has been given to you in the course of your employment at the Company and you shall have no right of lien or other right on account of the above.
I.	General
34.	Under Company policy, the terms and conditions of your employment, including the amount of your Salary and fringe benefits, are personal and confidential information and you undertake not to disclose such information to other Company employees and/or to any third party unless you are required to so under law. Nothing stated in this Agreement shall derogate from any right vested in you in under the provisions of any law, extension order, collective agreement or employment agreement.

35.	The Appendices: “Terms and Condition of Employment” and the “General Certificate Under Section 14 of the Severance Pay Law” are an integral part of this Agreement. By your signature on this Agreement you are certifying your agreement to all the provisions of the Agreement and the Appendices and that you will act in accordance therewith.
The Management of the Company is pleased to have you join its workforce, wishes you every success in your position and hopes to see you as a fully integrated member of its team.
Faithfully,
Veraz Networks Ltd.
Human Resources
I hereby certify my consent to all the provisions of this Agreement and its Appendices.

January 1, 2003	Pinchas Reich	( — )

Date	Name of Employee	Signature of Employee

Enclosures:	Appendix A – Terms and Conditions of Employment.
Appendix B – General Certificate Under Section 14 of the Severance Pay Law.

Appendix A – Terms and Conditions of Employment
A.	Preamble

1.	This Appendix constitutes an integral part of the Personal Employment Agreement dated January 1, 2003 (hereinafter: the “Agreement”).

2.	The Agreement is written in the masculine form for the sake of convenience only and applies equally to men and women.

B.	Special Agreement

3.	This Agreement is a personal agreement and the Employee’s terms and conditions of employment shall only be pursuant to the provisions of this Agreement and its Appendices. No provisions of any collective agreement, collective arrangement or custom of any sort whatsoever, if and when such should apply, shall apply to the relationship between the parties, save for provisions applicable under law.

4.	This Agreement expresses and exhausts all understandings between the Employee and the Company and any arrangements, representations, letters or understandings in the course of the negotiations leading up to the Employee joining the Company which have not been explicitly expressed in this Agreement shall be void and invalid.

B.	No Restriction on Employee’s Employment

5.	The Employee declares, confirms and undertakes that he is entitled to enter into this Agreement and to assume all the undertakings hereunder, that there is no restriction, contractual or otherwise, on his entering into this Agreement and his employment by the Company and that his entering into this Agreement is not in breach of any other agreement or undertaking to which he is party or to which he was party.

6.	The Employee hereby declares that he has no medical or other problems which are likely to prevent him from fulfilling his undertakings to work for the Company. The Employee shall notify the Company of any change occurring in his state of health which is relevant to his position.

D.	The Employee’s Position and Duties

7.	Throughout his term of employment with the Company the Employee shall act toward the Company with honesty, dedication, skill and loyalty. The Employee undertakes to devote all his work capacity and best skills and expertise to promoting the business and affairs of the Company, carrying out Company policy and working arrangements, complying loyally and fully with decisions of the Company, the management and his superiors, both in Israel and abroad, complying with Company procedures, as they may be from time to time, carrying out at all times any tasks assigned to him and always acting loyally to the Company, any affiliated corporation or any corporation or individual having business connections with the Company.

8.	The Employee shall act at all times in a proper manner as befits his position and status in the Company. Without derogating from the aforesaid, the Employee undertakes not to use the computer, internet or electronic mail for improper purposes, including receiving and transmitting pornographic material, or any other material unrelated to his work and likely to harm the Company, other employees or any other third party whatsoever, and not to use any illegal software or any other external software.

9.	The Employee is aware of the provisions of the rules on prevention of sexual harassment existing at the Company and undertakes to review these rules which may be found in the human resources department.

10.	The Employee shall not hold any other job, either at another employer or independently, for a fee or gratuitously, as a self employed or salaried worker or as a consultant, and shall not assume any position in any other entity whatsoever, including a public entity, unless the Company has provided its prior written consent to the aforesaid.

11.	The Employee undertakes to notify the Company immediately and without delay, of any matter or subject in which he has a personal interest and/or which is likely to create a conflict of interests with his functions at the Company.

12.	The Employee undertakes to assist the Company and any affiliated or associated corporation and to be available to the Company, even after termination of the employment relationship with the Company for any reason whatsoever, including for the purpose of furnishing any information relating to his employment or the activities he undertook, including in the management of disputes, including legal proceedings or quasi legal proceedings. Should the Company require the services of the Employee after termination of the employment relationship with him, for any reason whatsoever, the Employee shall be reimbursed with his expenses for carrying out the provisions of this section.

13.	Immediately upon termination of his employment with the Company, for any reason whatsoever, the Employee shall deliver and/or return to the Company any documents, charts, lists, formulae and any other material, disks or any other magnetic media and shall carry out his departure from the Company in coordination with his superiors, including the orderly handing over of his position according to a timetable to be determined by his superiors and he shall hand over his position, the documents and any matters being handled by him in an orderly manner in accordance with Company procedures to any person as directed by the Company, all to the satisfaction of the Company.

14.	After the termination of the employment relationship between the Employee and the Company, the Employee shall deliver to his new employer a notice respecting his obligations and rights under this Appendix. Moreover, the Employee hereby permits the Company to deliver such a notice, provided that there is reasonable suspicion that the Employee is in breach of any of his undertakings under this Appendix.

E.	Confidentiality

15.	The Employee declares that he is aware and agrees that in the course of his employment and within the scope of a fiduciary relationship he is exposed and shall be exposed to highly valuable professional – commercial information in all matters relating to the business and commercial relationships of the Company, particularly in all matters relating to the business of the Company in the areas of development, manufacture, marketing, sales and service of communications products and solutions, including, inter alia, DCME products and VoIP products separately, as well as in combination with SoftSwitch products. The products include condensing and transfer of telephony signals (including, inter alia, speech, modem, fax and video) and signal conversion and transfer over TDM networks or Packets networks (including, inter alia, ATM, IP and Ethernet) (hereinafter: the “Company’s Field of Business”). This information is the exclusive property of the Company and the disclosure thereof to any entity or the use thereof by the Employee is likely to seriously damage and harm the Company.

16.	Therefore, the Employee declares and undertakes that as an employee of the Company and even after the termination of his employment for any reason whatsoever, he shall keep confidential and not disclose or deliver to any person or any entity whatsoever, apart from employees of the Company within the scope of their work and as necessary, and he shall not publish in any form whatsoever or make use himself or in favour of any third party, directly and/or indirectly, whether or not the secrets, information or documents set forth below, reached him directly or indirectly in consequence of his employment at the Company:
16.1	trade and/or other secrets of the Company, information directly or indirectly related to the property, business, interests, customers and suppliers of the Company and of people and/or entities affiliated with the Company, including information on the Company’s Field of Business, as defined above, and any information relating to and/or connected with the above, including, but without derogating from the generality of the above, any information which reached and/or shall reach the Employee and/or come to his attention, directly and/or indirectly, within the course of his employment at the Company, including information relating to customers and suppliers of the Company and/or the manufacturing or marketing arrangements of the Company or confidential information of third parties which the Company has received from such third parties, or information relating to any potential or actual contacts of the Company and/or its associated, controlling, controlled or affiliated companies with any third parties whatsoever, including customers, suppliers, banking institutions, government bodies, private entities, quasi public and public bodies of any kind whatsoever and any other business, financial and commercial information, financial statements and balance sheets prior to publication thereof, any inside information whatsoever able to affect the value of the

Company shares, formulae, data, software, plans, patents, processes, inventions, discoveries, innovations, improvements, research, any methods whatsoever, and scientific, technical, economic, commercial or other advances and developments, and any information on matters in which the Company is likely to engage, provided that such information is not within the public domain or has not come into the public domain following the breach of any of the undertakings of the Employee pursuant to this document or under the provisions of any law, regardless of whether the aforesaid secrets and information reached the Employee in consequence of his employment at the Company or by any other means (hereinafter: the “Secrets / Information”), respectively;

16.2	in addition to any document, memorandum, record, report, summary, plans, letters, drafts, patent application documents, prototypes, models, pictures, descriptions, sketches or other documents of the Company, including computer software and information encrypted and/or stored in any media whatsoever with respect to all or part of the Information and Secrets set forth above, whether drawn up by the Employee or by any other person (hereinafter: the “Documents”).

16.3	The Employee undertakes not to make any use, including duplication, manufacture, sale, transfer, copying and dissemination of the Information, Secrets and Documents as defined above which is not for the purposes of the success of the Company and shall not carry out any act which may damage the Company’s reputation.
17.	The Employee certifies that all the aforesaid Secrets, Information or Documents are within the scope of the essential business proprietary information of the Company which is not within the public domain and cannot be easily discovered by others and whose confidentiality vests in the Company a business advantage over its competitors and the Company is taking all reasonable measures to keep the confidentiality thereof.

18.	The undertakings mentioned above shall not apply to the transfer of information with the consent of the board of directors or with the consent of any person authorized by the board of directors to approve the transfer of such information and passing on such information to authorities where the disclosure of such information is required under the provisions of any law.

F.	Non-Competition and Non-Solicitation

19.	Similarly, to the extent that the employment relationship prevails between the Company and the Employee, the Employee undertakes not to compete with the Company and/or any company under its control and/or with any ventures and/or activities whatsoever in which the Company is a party, directly or indirectly, either by himself or by means of any person on his behalf, whether as an employee, consultant, partner, contractor, distributor, shareholder and/or in any other capacity whatsoever, either at his own initiative or at the initiative of any other person, or by any other means whatsoever. As part of this undertaking the Employee undertakes not to solicit, enter into an agreement with or employ, either directly or indirectly, at his initiative or at the initiative of any other person whatsoever, employees of the Company, former employees, customers, former customers, suppliers and former suppliers of the Company and/or agents with whom the Company has conducted negotiations prior to the creation of an agreement on the date of or prior to termination of his employment with the Company, in Israel or countries in which the Company operates, in order to leave the Company and/or to compete with the Company, directly and/or indirectly and/or not for the purpose of carrying out his position under this Agreement, without obtaining the prior written consent of the Company.

20.	Further to the provisions of section 19 above, the Employee undertakes, that to the extent that the employment relationship prevails between the Company and the Employee, he will not solicit or attempt to solicit, either directly or indirectly, any other employee, consultant, or service provider of the Company to terminate his relationship with the Company with the object of providing his services or working for another entity.

21.	In light of the special status of the Employee in the Company and in light of his special expertise, knowledge, contacts and experience in the Company’s areas of activity, the restrictions in Sections 19 and 20 above shall also apply to the Employee for twelve (12) months after the termination of the employment relationship between the Employee and the Company, in any event, even if his employment has terminated at the Company’s initiative.

G.	Intellectual Property, Copyright and Patents

22.	The copyright on any invention and/or patent and/or trade secret and/or professional secret and/or innovation whatsoever invented by the Employee and/or any of the Company employees subordinate to him in the course of and/or following his employment at the Company is the exclusive property right of the Company and the Employee hereby assigns any interest he may have in such invention and/or patent and/or trade secret and/or professional secret and/or innovation whatsoever, in favour of the Company and waives any right in the aforesaid intellectual property, without any further remuneration, provided that he will not be required to incur any expenses whatsoever incidental to the aforesaid assignment. The Company may protect any invention and/or patent and/or trade secret and/or professional secret and/or innovation whatsoever as stated above by means of registration and/or by any other means whatsoever, whether in Israel or in any other place.

23.	The Employee undertakes that wherever necessary, including after the termination of his employment for any reason whatsoever, he will sign on any document which at the discretion of the Company is necessary in order to submit an application for patents or copyright under the laws of Israel and/or any other foreign country in order to protect the interest of the Company in the invention and/or patent and/or trade secret and/or professional secret and/or any innovation whatsoever as stated above. Wherever the Company is unable, for any reason whatsoever, after reasonable attempts, to obtain the Employee’s signature in connection with such activities as stated in section 22 above and in this section, the Employee hereby authorizes and appoints the Company and its senior officers as his lawful representatives to sign and act in his name on the documents required to carry out the actions described in section 22 above and in this section.

24.	The Employee undertakes to make a record, pursuant to Company procedures, of any invention and/or patent and/or trade secret developed by him and to notify the Company in writing of any invention and/or patent and/or trade secret and/or any innovation whatsoever invented by him and/or invented by Company employees subordinate to the Employee, immediately upon such discovery.

25.	The Employee declares that apart from the provisions of Appendix A attached hereto, he owns no interest in any patent and/or patent application whatsoever and/or in research activities at the patent registration filing stage, or any material subject to copyright.

26.	The obligations of the Employee under this chapter shall remain in force also after the termination of his employment at the Company and/or its successor, also with respect to inventions invented by him during or following his term of employment at the Company.

27.	The provisions of this section shall also apply to any inventions discovered, developed or invented by the Employee after termination of the employment relationship between the Employee and the Company for any reason whatsoever, even if the Employee uses and is helped by any Information or confidential material reaching him or coming to his attention within the scope of his employment at the Company.

28.	For the removal of any doubt it is hereby clarified that the Employee may not use, and the Employee undertakes not to use in his job any intellectual property or classified information of any third party whatsoever (if any) unless such use is lawful.

29.	The provisions of this section shall also bind any person in lieu of the Employee, his estate, heirs, successors and family members.

30.	Prohibition on Use of Company Name: the Employee undertakes not to make any use of the Company name or any other name containing its name in connection with products and/or services and/or sales promotion on his behalf and/or any other use thereof, either directly or indirectly, apart from mention of his actual employment at the Company, either himself or by means of others, both during the term of his employment at the Company and not for the purposes of his job, and after the termination of his employment with the Company, unless he has been expressly permitted in writing to do so by the Company.

H.	The Employee declares and certifies the following:

31.	His undertaking to keep confidentiality, non-competition, non-infringement of reputation and intellectual property under this document:

31.1	applies vis-à-vis the Company and vis-à-vis affiliated companies, subsidiaries, associated companies and the parent company of the Company, as the case may be;

31.2	derives from the status of the Employee and taking into account his position and all that this entails, the Employee’s terms and conditions of employment under this Agreement have been determined, inter alia, in reliance on this undertaking;

31.3	it is fair, proportionate and reasonable, also in light of the Special Consideration he received within the scope of his employment contract with the Company and is designed, first and foremost, to protect the secrets and confidential information of the Company, which are the essence of the Company’s business and commercial advantage worthy of protection in which a huge amount of capital has been invested.

31.4	It is not contrary to any previous undertakings made by the Employee and the Employee shall not enter into any future undertakings conflicting with his undertakings under this Agreement.
32.	The breach of any of the undertakings under this Appendix shall be contrary to the special fiduciary relationship between the parties as employee and employer, proper trade practices and the duty of good faith and fairness between the parties, shall harm the Company’s business and shall constitute a fundamental breach of this contract and of the Company’s trade secrets, confidential contacts, confidential information and protected interests.

33.	The Employee received special and separate consideration for his undertakings under this Appendix which are proportionate and reasonable and do not prevent the Employee from developing his general knowledge and professional skills in his field of occupation with respect to any person who is not a customer or employee of the Company and without misappropriating its trade secrets.

I.	Relief

34.	In the event of any breach of the above sections on confidentiality and/or non-competition and/or intellectual property, the Company shall be entitled, in addition to any other remedy or relief under the provisions of any law or under this Contract, to the following:
34.1	to receive from the Employee the entire consideration and/or entire benefits he obtained from the breach;

34.2	to receive from the Employee the entire Special Consideration on account of his undertaking to refrain from competition as set forth in the Agreement, paid to him in the course of his employment under this Agreement, plus interest and linkage differentials under law;

34.3	To receive damages from the Employee for any damage and/or expenses incurred by the Company in consequence of the breach, including legal costs and attorneys fees plus value added tax as required by law;

34.4	to set off these amounts from any amount owed by the Company to the Employee;

34.5	and also to receive any legal remedy in the form of a mandatory injunction, prohibitory injunction, provisional, temporary or permanent relief for the prevention and/or removal of the breach, and the Employee declares and agrees in advance to the grant of such relief against him, since it is fair, just, reasonable and proportionate in the particular circumstances.
J.	The provisions that will apply upon termination of employment in the case of any change of control –

[Pages to be added]

K.	General

37.	If, for any reason whatsoever, any of the terms of this Agreement are held to be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected.

38.	The Employee shall bear any taxes originating in the rights and benefits he received under this Agreement. It is hereby clarified that any amounts as stipulated in this Employment Agreement are gross amounts and any legal tax and other obligatory payments, including health insurance and national insurance payments, shall be deducted from these amounts and from any other rights and benefits received by the Employee in the future under this Agreement.

39.	Any amendment to the provisions of this Agreement and the Appendices thereto shall be made in writing only and signed by the parties.

40.	Any notice sent by registered mail by one party to the other party shall be deemed to have been received by the other party three business days after having being sent, and if sent by personal delivery or by email, it shall be deemed to have been received at the time of delivery.

41.	The Employee may not transfer, assign, endorse or deliver to any other person, directly or indirectly, his rights and obligations under this Employment Agreement, without obtaining the prior written consent of the Company.

42.	The Company may transfer, assign or endorse all or part of the Employee’s rights and obligations to any other person, at its discretion, provided that the rights of the Employee are saved.

43.	The Employment Agreement and the employment relationship shall be governed solely by Israeli law, including the provisions of section J and the venue shall be the competent court in Israel.

44.	The addresses of the parties are as set forth in the Preamble to the Personal Employment Agreement.
Employee Confirmation
I hereby confirm that I was given an opportunity to consult with an attorney on my behalf, I have thoroughly read this Agreement and its Appendices, I fully understand their content, significance and meaning, I agree to everything stated therein and undertake to fully comply with all my obligations thereunder.

January 1, 2003	Pinchas Reich	( — )

Date	Name of Employee	Signature of Employee

Appendix B
General Certificate on Employer Payments to Provident Funds and Insurance Funds in Lieu of Severance Pay
Under the Severance Pay Law, 5723-1963
By virtue of my authority under section 14 of the Severance Pay Law, 5723-1963[1] (hereinafter: the “Law”) I certify that payments paid by an employer commencing on the date of publication of this certificate on account of its employees to a comprehensive pension benefit fund which is not an insurance fund as defined in the Income Tax (Rules on Approval and Management of Provident Funds) Regulations, 5724 – 1964[2] (hereinafter: “Pension Fund”) or into an executive insurance plan including the option of an insurance pension fund or the combination of payments into a pension fund and into a plan which is not for a pension in such an insurance fund (hereinafter: “Insurance Fund”) including payments paid by a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has a pension plan (hereinafter: the “Employer’s Payments”), shall be in lieu of severance pay due to such employee in respect of the salary from which such payments were made and for the period such payments were made (hereinafter: the “Exempt Salary”), provided that all of the following conditions have been satisfied:
(1)	Employer Payments
(a)	to the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a provident fund for severance pay or to an Insurance Fund in the employee’s name in the amount of 2 1/3% of the Exempt Salary. Where the employer has not paid the aforesaid 2 1/3% in addition to the aforesaid 12%, his payments shall only be in lieu of 72% of the employee’s severance pay;

(b)	to the Insurance Fund are not less than one of the following:
(1)	13 1/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, according to the lower of the two (hereinafter: “Disability Insurance”);

(2)	11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer’s Payments shall only be in lieu of 72% of the Employee’s severance pay. Where the employer has paid in

[1]	Sefer HaChukkim 5723, page 136

[2]	Kovetz Hatakanot, page 1302

addition to the aforesaid payments to supplement severance pay to a provident fund for severance pay or to an Insurance Fund in the employee’s name in the amount of 2 1/3% of the Exempt Salary, the Employer’s Payments shall be in lieu of 100% of the employee’s severance pay.
(2)	No later than three months after the commencement of the Employer’s Payments, a written agreement was drawn up between the employer and the employee including –
(1)	the employee’s consent to the arrangement pursuant to this certificate in a form setting forth the Employer’s Payments, the Pension Fund and Insurance Fund, as the case may be. The aforesaid agreement shall also include the form of this certificate;

(2)	the employer has made a prior waiver of any right which it may have to any reimbursement of monies from its Payments, unless the employee’s right to severance pay under judgment by virtue of sections 16 or 17 of the Law has been denied, and it has been denied, or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event. For this purpose, “entitling event” means death, disability or retirement at or after the age of 60.
(3)	This certificate shall not derogate from the employee’s right to severance pay under the Law, a collective agreement, expansion order or employment contract, on account of any salary beyond the Exempt Salary.
15 Sivan, 5758 (June 9, 1998)
Eliyahu Ishay
Minister of Labor and Social Welfare